Exhibit 10.7

INTEL CORPORATION

EXECUTIVE OFFICER INCENTIVE PLAN

(Amended and Restated effective January 1, 2004)

1.

PURPOSE.    The purpose of this amended and restated Executive Officer Incentive Plan (“Incentive Plan”) is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on earnings per share (“EPS”) of Intel Corporation (the “Company”). The Incentive Plan is designed to ensure that the annual bonus paid hereunder to executive officers of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). This amended and restated Incentive Plan is subject to stockholder approval.

2.	COVERED INDIVIDUALS. The individuals entitled to bonus payments hereunder shall be the executive officers of the Company, as determined by the Compensation Committee (the “Committee”).

3.

THE COMMITTEE.    The Committee shall consist of at least two outside directors of the Company who satisfy the requirements of Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan in accordance with Code Section 162(m).

4.

AMOUNT OF BONUS.    Bonus payments are made in cash. The maximum bonus payment is the product of (i) an individual bonus target in dollars for the performance period set by the Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the “multiplier”) that is set by the Committee in its sole discretion and is in writing. The term “performance period” shall mean the service period for which the bonus is payable. For this calculation, the term “EPS” shall mean the greater of operating income or net income per weighted average common and common equivalent shares outstanding, for the performance period, in each case adjustable based upon qualifying objective criteria selected by the Committee in its sole discretion within the period prescribed by the IRS. Such criteria may include, but are not limited to: asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in

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management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. The individual bonus target, the multiplier and the EPS definition shall be adopted by the Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Code. However, no bonus in excess of $5,000,000 will be paid to any executive officer for any performance period. In its sole discretion, the Committee may also reduce, but may not increase, an individual’s bonus calculated under the preceding formula. In determining the amount of any reduced bonus, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised bonus amount. The bonus payable hereunder shall be paid in lieu of any bonus payable under the Company’s Employee Bonus Plan.

5.

PAYMENT OF BONUS.    The payment of a bonus for a given performance period requires that the executive officer be on the Company’s payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No bonus shall be paid unless and until the Committee makes a certification in writing as required by Code Section 162(m).

6.

AMENDMENT AND TERMINATION.    The Company reserves the right to amend or terminate this Incentive Plan at any time with respect to future services of covered individuals. Incentive Plan amendments may be adopted by the Board of Directors or the Committee as defined in paragraph 3, and will require stockholder approval only to the extent required by applicable law.

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